Exhibit 5.7
CONSENT OF D. BUBAR

In connection with (1) the annual information form of the Corporation, as amended on December 3, 2010, (the “AIF”) which includes reference to the undersigned in connection with information relating to the Thor Lake property, (2) the management discussion and analysis of financial statements for the period ended August 31, 2010 (the “Annual MD&A”) which includes reference to the undersigned in connection with the mineral resource estimates at the Thor Lake property, (3) the management discussion and analysis of financial statements for the period ended February 28, 2011 (the “MD&A”)which includes reference to the undersigned in connection with the technical information included therein, and (4) the press release dated January 27, 2010 which included reference to the undersigned in connection with technical information concerning the Thor Lake property, the undersigned hereby consents to reference to the undersigned’s name and information derived from the Thor Lake property, the AIF, the Annual MD&A and the MD&A included or incorporated by reference in the Registration Statement on Form F-10 being filed by Avalon Rare Metals Inc. with the United States Securities and Exchange Commission.

/s/ Donald S. Bubar
Name:	Donald S. Bubar, P. Geo.
Title:	President & CEO, Avalon Rare Metals Inc.

Date: April 21, 2011